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                                      EXHIBIT 11

                        GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                    STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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                                                        YEAR ENDED
                                              -------------------------------
                                              February 29        February 28
                                                  1996               1995
                                              ------------        -----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING                                  26,152,882         21,214,479
 ADD SHARES ISSUABLE PURSUANT TO WARRANT
   AGREEMENTS LESS SHARES ASSUMED
   REPURCHASED AT THE AVERAGE MARKET PRICE          61,127 (1)        213,812 (1)
 ADD SHARES ISSUABLE ASSUMING CONVERSION
   OF SERIES C PREFERRED STOCK INTO
   COMMON STOCK                                    140,625 (1)        130,469 (1)
 ADD SHARES ISSUABLE PURSUANT TO STOCK
   OPTIONS LESS SHARES ASSUMED REPURCHASED
   AT THE AVERAGE MARKET PRICE                     180,964 (1)         50,964 (1)
                                              ------------        -----------
TENTATIVE NUMBER OF SHARES FOR COMPUTATION
   OF PRIMARY EARNING PER SHARE                 26,535,598         21,609,724

 ADD ADDITIONAL SHARES ISSUABLE PURSUANT TO
   WARRANT AGREEMENTS LESS SHARES ASSUMED
   REPURCHASED AT THE HIGHER OF THE PERIOD
   END OR AVERAGE MARKET PRICE                       1,132             10,371
 ADD ADDITIONAL DILUTIVE SHARES ISSUABLE
   ASSUMING CONVERSION OF SERIES B, G, J,
   K, L, M, N & A PREFERRED STOCK INTO
   COMMON STOCK                                 38,479,361         18,172,691
                                              ------------        -----------
TENTATIVE NUMBER OF SHARES FOR COMPUTATION
   OF FULLY DILUTED EARNINGS PER SHARE          65,016,091         39,792,786
                                              ============        ===========
LOSS APPLICABLE TO COMMON STOCK FOR
   PURPOSES OF COMPUTING PRIMARY EARNINGS
   PER SHARE                                  $ (2,415,721)       $  (705,662)

   ADD PROVISION FOR PREFERRED DIVIDENDS
    RELATING TO CONVERTIBLE PREFERRED STOCK      2,323,030          1,280,920
                                              ------------        -----------
NET EARNINGS (LOSS) FOR COMPUTATION OF FULLY
   DILUTED EARNINGS  PER SHARE                $   (92,691)        $   575,258
                                              ============        ===========

LOSS PER COMMON SHARE - PRIMARY,
   EXCLUDING COMMON STOCK EQUIVALENTS         $     (0.09)        $     (0.03)
                                              ============        ===========

EARNING (LOSS) PER COMMON SHARE - FULLY
   DILUTED                                    $     (0.00)        $      0.01
                                              ============        ===========
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(1) NOT USED IN PRIMARY EARNINGS PER SHARE
    CALCULATION AS EFFECT WOULD BE ANTIDILUTIVE.